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  Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933
  Registration Statement on Form S-8 (No. 33-56844)



PROSPECTUS SUPPLEMENT
(to the Prospectus, dated January 7, 1993)

IMMUNOMEDICS, INC.

3,000,000 Shares

Common Stock, $.01 Par Value


This Prospectus Supplement constitutes an essential part of the Prospectus, dated January 7, 1993, of Immunomedics, Inc. and should be read in conjunction with such Prospectus.

The information set forth below supersedes the information contained under "Selling Stockholders" in the Prospectus. All capitalized terms used herein have the meanings given such terms in the Prospectus.

SELLING STOCKHOLDERS

	The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Plan. The Selling Stockholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plan.

	Participants under the Plan who are deemed to be "affiliates" of the Company who acquire Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment to the Registration Statement or by use of a prospectus supplement filed pursuant to Rule 424(c) under the 1933 Act. An "affiliate" is defined in Rule 405 under the 1933 Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with", the Company.

	The following table sets forth certain information concerning the Selling Stockholders as of the date of this Prospectus. Except as disclosed in the table, none of the Selling Stockholders listed below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

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
                                                         Maximum Number of
                                                         Shares Subject to
                                                         Outstanding Options
                               Position With             Which May Be
Name                           The Company               Reoffered Hereby 1
___________________________________________________________________________

David M. Goldenberg            Chairman of the Board,           375,000
                               Chief Executive Officer
                               and Director

W. Robert Friedman, Jr.        Director                          10,000

Marvin E. Jaffe                Director                          40,000

Richard R. Pivirotto           Director                          50,000

Warren W. Rosenthal            Director                          50,000

Richard C. Williams            Director                          50,000

Hans J. Hansen                 Vice President -                 235,000
                               Research and Development

Robert F. Komenda              Vice President -                  25,000
                               Finance & Administration

Carl M. Pinsky                 Vice President -                 182,500
                               Medical Affairs

Joseph E. Presslitz            Vice President -                 148,500
                               Regulatory Affairs

___________________________________________________________________________


1. 	As of November 28, 1997.  Does not constitute a commitment
to sell any or all of the stated number of shares of Common
Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.


The date of this Prospectus Supplement is December 1, 1997.

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